Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

Expro Announces Agreement to Acquire Enhanced Drilling and First Quarter 2026 Results

HOUSTON - May 5, 2026 – Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today announced it has entered into a definitive agreement under which Expro will acquire Enhanced Well Technologies Group AS (“Enhanced Drilling”) for approximately 2 billion Norwegian kroner (“NOK”) in cash plus customary closing and working capital adjustments. The Company also announced its financial and operational results for the three months ended March 31, 2026.

Acquisition Highlights

•	Expro expands its high technology-based service offerings by adding managed pressure drilling (“MPD”) solutions to the portfolio

•	Immediately accretive to cash flow and adds approximately $275 million of order backlog

•	Purchase price of approximately 2 billion NOK in cash (approximately $215 million)

•	Projected full year 2026 Adjusted EBITDA[1] greater than $50 million with Adjusted EBITDA margin[1] greater than 30%

•	Purchase price to be funded with cash on hand and borrowings under revolving credit facility

•	Acquisition expected to close during the third quarter of 2026, subject to customary closing conditions

First Quarter 2026 Highlights

•	Revenue was $368 million

•	Net loss of $1 million

•	Adjusted EBITDA[1] of $63 million with an Adjusted EBITDA margin[1] of 17.1%

•	Cash flow from operations of $25 million, or 7% of revenues

•	Adjusted free cash flow[1] of $3 million

•	Share repurchases of approximately $20 million (1.2 million shares at an average $16.52 per share)

•	Announced proposal to redomicile from the Netherlands to the Cayman Islands

•	Liquidity at the end of the quarter stood at $517 million

Michael Jardon, Chief Executive Officer, commented, “We are excited to announce the proposed acquisition of Enhanced Drilling and look forward to welcoming its employees into the Expro family. Enhanced Drilling will add industry leading managed pressure drilling technologies in both riserless and riser-based applications to Expro’s suite of innovative technologies and expand Expro’s service and solution offerings related to customers’ drilling and completion activities. We look forward to leveraging Enhanced Drilling’s expertise, technologies and customer relationships with our own to drive further growth in the future.

“For our first quarter, the financial results were impacted by the typical seasonality we experience due to inclement weather, particularly in the North Sea and the Gulf of America, and lower customer budgetary spending at the beginning of the year. In terms of capital allocation during the quarter, Expro maintained its very strong balance sheet and invested $26 million in capital expenditures funding high return projects. Additionally, the Company repurchased approximately $20 million or 1.2 million shares, again making significant progress on its 2026 goal of returning at least one-third of its free cash flow to shareholders.

“The end of the quarter was marked by geopolitical uncertainty in the Middle East that threatens the near-term global supply-demand balance for crude oil and natural gas, which could have broad reaching consequences and has certainly added to the volatility in the market. I am thankful to report that all our employees continue to be safe, but we remain vigilant about the evolving developments in the region. Specifically with respect to our MENA geographic segment, there is a relative balance between our Middle East and North Africa operations with our North Africa operations not being impacted by the tenuous situation in the Middle East. A small portion of our Middle East operations have been affected with relatively minor impacts on our first quarter financial results. Presently there still is a significant amount of uncertainty surrounding the geopolitical tensions in the region and the extent and timing of operations becoming more normalized.

“Outside the current disruption in the Middle East, the financial results for our remaining global operations were largely in line with expectations. Moving forward, the outlook for the medium-to-long-term for our business is increasingly positive. I believe there will be increased emphasis on re-establishing and then building additional strategic reserves and an intensification and prioritization of energy security going forward all of which should create additional demand for our services across the well lifecycle. We remain optimistic about 2026 and while the disruptions in the Middle East may serve to taper some of our near-term financial results, we still anticipate making further progress towards our longer-term strategic goals with efforts focused on the expansion of our EBITDA margin and free cash flow generation.”

1. A non-GAAP measure.

Free Cash Flow and Share Repurchases

Expro generated $25 million in net cash provided by operating activities in the first quarter of 2026. This was lower than anticipated as we experienced approximately $20 million of unfavorable changes in working capital during the quarter due in part to the conflict in the Middle East. This is merely timing related and Expro continues to expect a strong adjusted free cash flow year. In fact, we have already experienced improvement in working capital balances based on first quarter-related collections received early in the second quarter of 2026. We are anticipating strong collections in the second quarter. After capital expenditures of $26 million, Expro generated $(0.5) million of free cash flow and $3 million of Adjusted free cash flow in the first quarter of 2026.

During the first quarter of 2026, the Company repurchased approximately 1.2 million shares at an average price of $16.52, resulting in approximately $20 million of share repurchases. For the full year 2026, Expro remains committed to utilizing at least 33% of the free cash flow generated for capital returns to shareholders.

Additionally, Expro remains focused on generating free cash flow, and we expect to continue to do so by further expanding the Company’s Adjusted EBITDA margin and reducing the capital intensity of the business. Management continues to believe that adjusted free cash flow better reflects the Company’s performance by excluding one-time items, in line with corporate finance principles.

Three Months Ended
March 31,
2026
Total revenue	$367,573

Net cash provided by operating activities	$25,284
Less: Capital expenditures	(25,764)
Free cash flow	(480)

Add: Merger and integration expense (1)	288
Add: Severance and other expense (1)	3,226
Adjusted free cash flow	$3,034

(1)	Expenses directly referenced on the condensed consolidated statements of operations.

Financial Guidance

For 2026, we are reaffirming our full year guidance as we see sequential increases in our quarterly results throughout the year. For the quarter ahead we do anticipate some minor headwinds from the recent Middle East disruptions which we expect to equate to roughly $10 million to $15 million in revenue impact with fairly high decrementals.

For the second half of 2026, we believe the current industry optimism is tangible, and we remain constructive and confident in the ramp in our projected revenue and Adjusted EBITDA. The sequential increases we see in our business are driven by: 1) our NLA segment with subsea well access and well flow management work in the Gulf of America, tubular sales, and well intervention and integrity work in Colombia, 2) our MENA segment with a return to more normalized operations in the Middle East and a sizeable production solutions project in North Africa, 3) our APAC region with well construction and well flow management projects in southeast Asia, accompanied by subsea equipment sales in China and 4) additional contributions from our Coretrax acquisition across our geographic regions. Collectively, these identifiable projects and opportunities represent over 85% of the revenue increase we anticipate during the second half of the year.

While we currently do not anticipate the disruptions in our Middle East operations will extend beyond the second quarter of 2026, there can be no assurance that these disruptions will not continue beyond that period. The guidance below represents our expectations as of the date of this release and excludes Enhanced Drilling. The Company will provide updated guidance, inclusive of Enhanced Drilling, after the acquisition closes.

Full Year Ended
December 31,
(in millions)	2026
Revenue	$1,600 - $1,650
Adjusted EBITDA	$355 - $375
Capital expenditure	$110 - $120
Adjusted free cash flow	$125 - $145

Enhanced Drilling Acquisition

Enhanced Drilling is a leading provider of next-generation drilling solution technologies. Specializing in managed pressure drilling, the company is headquartered in Bergen, Norway and has an impressive track record with over 1,000 wells drilled utilizing its technologies. Enhanced Drilling has multiple riserless and riser-based solutions that provide customers with better overall well economics – its solutions reduce risk, increase reliability and consistency, which drive cost effectiveness. We believe this MPD technology leads the industry and as part of Expro, we intend to increase its market penetration utilizing a similar strategy of globalizing acquired technologies and services. Currently, Enhanced Drilling primarily operates offshore Norway and in the Gulf of America and sees growth opportunities in other deepwater regions around the world such as Brazil, West Africa and Australia. Furthermore, this acquisition comes at a time where we believe that a more conducive and constructive offshore drilling market will develop over the next few years.

Under the terms of the agreement, Expro will acquire Enhanced Drilling for approximately 2.0 billion NOK in cash, or approximately $215 million based on current exchange rates, plus customary closing and working capital adjustments. The transaction is subject to customary closing conditions and is expected to close in the third quarter of 2026.

Notable Awards and Achievements

Middle East and North Africa (MENA)

•

Expro deployed its MultiTraceTM gas tracing technology to enable accurate flow measurement on a large-diameter flare system, overcoming significant process challenges caused by highly transient flow conditions and fluctuating gas consumption.

•

Expro’s ActiveSONARTM provided measurement assurance on a major CCUS project. This technology is non-intrusive with zero operational disruption and provides flow measurement with modifications to existing pipe infrastructure.

North and Latin America (NLA)

•

In Argentina, Expro successfully deployed its QPulseTM technology, providing real-time insight into how a well is producing, helping operators optimize production without interfering with ongoing operations.

Europe and Sub-Saharan Africa (ESSA)

•

In Norway, Expro successfully delivered a world first fully remote completion joint makeup with a downhole control line and clamp without a single person in the ‘red zone’. The combination of these disruptive technologies enhances safety, increases execution and efficiency and delivers consistent and repeatable outcomes.

•	Expro completed the EWT (extended well test) project in Kazakhstan, supporting early monetization of oil and gas production in extreme winter conditions.

Asia Pacific (APAC)

•

In Indonesia, Expro deployed its Blackhawk Cement Head with Skyhook with a customer enabling a remote cement line makeup, removing the need for manual involvement on the rig floor that deliver safer, faster and more efficient cementing operations.

•

In Australia, Expro entered into a six-year framework agreement to deliver Reline RNS casing patch solutions across 100+ wells per year in the Surat Basin, that is expected to increase well integrity thereby extending the economic value of the field life.

Technologies

•

Expro launched SolusTM, a single shear-and-seal valve that replaces conventional two-valve subsea well access systems. This technology reduces the complexity, operational risk, time and cost during subsea intervention and decommissioning work.

•

Expro’s iTongTM has reached a significant industry milestone, successfully running and pulling over 1,200,000 ft of casing and tubing in field operations since it was first deployed. This achievement underscores the iTong’s™ growing momentum in the market, with an increasing number of clients adopting the technology and experiencing its operational, safety, and performance advantages.

Other Financial Information

As of March 31, 2026, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $171 million, and the Company’s total liquidity stood at $517 million. Total liquidity includes $346 million available for drawdowns as loans under the Company’s revolving credit facility. The Company had outstanding long-term borrowings of $79 million as of March 31, 2026.

The Company’s capital expenditures totaled $26 million in the first quarter of 2026, of which approximately 90% were used for the purchase and manufacture of equipment to directly support already contracted customer-related activities and approximately 10% for other property, plant and equipment, inclusive of software costs.

After the share repurchases during the first quarter of 2026, the Company has approximately $80 million remaining under its current Board of Directors share repurchase authorization to acquire up to $100 million of outstanding shares.

On April 1, 2026, Expro’s Board of Directors unanimously approved a plan to change the Company’s corporate domicile from the Netherlands to the Cayman Islands (the “Redomicile”). The proposal related to the Redomicile will be voted upon during the Company’s Annual Shareholder Meeting scheduled for June 10, 2026, and subject to shareholder and other customary approvals, the Redomicile is expected to be completed in July 2026. The Redomicile is expected to simplify the Company’s corporate structure resulting in (1) a reduction in administrative and regulatory costs, (2) afford the Company improved operational and tax efficiencies, and (3) provide a more favorable corporate structure for possible future merger and acquisition opportunities.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2026 to the results for the fourth quarter of 2025.

North and Latin America (NLA)

Revenue for the NLA segment was $128 million for the three months ended March 31, 2026, a decrease of $2 million, or 2%, compared to $130 million for the three months ended December 31, 2025. The decrease was primarily driven by lower well flow management revenue in Guyana and reduced well construction revenue in the U.S. and Brazil, partially offset by higher subsea well access revenue in the U.S. and increased well flow management revenue in Mexico.

Segment EBITDA for the NLA segment was $26 million, or 20% of revenues, during the three months ended March 31, 2026, a decrease of $6 million, or 18%, compared to $32 million, or 24%, of revenues during the three months ended December 31, 2025. The decrease in Segment EBITDA and Segment EBITDA margin was primarily attributable to a less favorable activity mix during the quarter.

Europe and Sub-Saharan Africa (ESSA)

Revenue for the ESSA segment was $114 million for the three months ended March 31, 2026, a decrease of $2 million, or 2%, compared to $116 million for the three months ended December 31, 2025. The decrease in revenue was primarily attributable to lower well flow management revenue in Angola and Bulgaria and lower subsea well access and well construction revenue in Ghana, partially offset by higher well construction revenue in Ivory Coast.

Segment EBITDA for the ESSA segment was $32 million, or 28% of revenues, for the three months ended March 31, 2026, a decrease of $9 million, or 21%, compared to $40 million, or 34% of revenues, for the three months ended December 31, 2025. The decrease in Segment EBITDA and Segment EBITDA margin, was primarily attributable to a reduction in higher margin projects.

Middle East and North Africa (MENA)

Revenue for the MENA segment was $82 million for the three months ended March 31, 2026, a decrease of $11 million, or 12%, compared to $93 million for the three months ended December 31, 2025. The decrease in revenue was primarily driven by lower well flow management revenue in Algeria, Saudi Arabia, and Iraq, together with reduced well intervention activity in Qatar due to ongoing conflicts in the Middle East.

Segment EBITDA for the MENA segment was $24 million, or 29% of revenues, for the three months ended March 31, 2026, a decrease of $13 million, or 35%, compared to $36 million, or 39% of revenues, for the three months ended December 31, 2025. The decrease in Segment EBITDA and Segment EBITDA margin is consistent with the decrease in revenue and activity mix.

Asia Pacific (APAC)

Revenue for the APAC segment was $44 million for the three months ended March 31, 2026, an increase of $1 million, or 3%, compared to $43 million for the three months ended December 31, 2025. The increase in revenue was primarily driven by higher subsea well access activity in Malaysia and increased Coretrax-related activity in Myanmar, partially offset by lower well flow management and subsea well access activity in Australia.

Segment EBITDA for the APAC segment was $7 million, or 16% of revenues, for the three months ended March 31, 2026, which was consistent with $7 million, or 16% of revenues, for the three months ended December 31, 2025.

Conference Call

The Company will host a conference call to discuss first quarter 2026 results on Tuesday, May 5, 2026, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

U.S. (Local): +1 (404) 975-4839

Toll-Free: +1 (833) 470-1428

Access ID: 749710

To listen via live webcast, please visit the Investor section of www.expro.com.

The first quarter 2026 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of two weeks.

To access the audio replay telephonically:

Dial-In: U.S. (Local) +1 (929) 458-6194 or Toll-Free: +1 (866) 813-9403

Access ID: 620571

Start Date: May 5, 2026, approximately 1:00 p.m. CT

End Date: May 19, 2026, 10:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website as soon as practicable after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity.

With roots dating to 1938, Expro has approximately 7,000 employees and provides services and solutions to leading energy companies in both onshore and offshore environments in more than 60 countries.

For more information, please visit: www.expro.com and connect with Expro on X @ExproGroup and LinkedIn @Expro.

Contact:

Dave Wilson - Vice President Investor Relations

+1 (281) 384-1544

InvestorRelations@expro.com

Important Information for Shareholders

In connection with the proposed change to the Company’s corporate domicile that includes, among other things, the Redomicile, Expro Ltd (“Expro Cayman”) has filed a registration statement on Form S-4 (the “Registration Statement”), which includes Expro Cayman’s prospectus as well as the Company’s proxy statement (the “Proxy Statement/Prospectus”), with the U.S. Securities and Exchange Commission (“SEC”). The Registration Statement was declared effective by the SEC on April 21, 2026. Expro Cayman filed a final prospectus and the Company filed the definitive Proxy Statement/Prospectus, in each case, on April 21, 2026. The definitive Proxy Statement/Prospectus was first mailed to the Company’s shareholders on or about April 21, 2026 in connection with the proposed change to the Company’s corporate domicile. INVESTORS AND SECURITYHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, EXPRO CAYMAN, THE REDOMICILE AND RELATED MATTERS. Investors and securityholders can obtain free copies of the definitive Proxy Statement/Prospectus and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. In addition, investors and securityholders can obtain free copies of the documents filed with the SEC on the Company website at www.expro.com or by contacting the Company’s Corporate Secretary.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to, and shall not, constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933 (the “Securities Act”).

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the outcome and benefits of the proposed Enhanced Drilling acquisition, the Company's ability to achieve the anticipated synergies as a result of the proposed Enhanced Drilling acquisition, the expected timing, completion, effects and benefits of the Redomicile, and the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance and operating results. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations (including the ability to recover, and to the extent necessary, service and/or economically repair any equipment located on the seabed), political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, inflationary pressures, international trade laws, tariffs, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the definitive Proxy Statement/Prospectus and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other (income) expense, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect general and administrative costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage.

Free cash flow is defined as cash provided by (used in) operating activities less capital expenditures. Free cash flow margin is defined as free cash flow divided by total revenue, expressed as a percentage. Adjusted free cash flow is defined as cash provided by (used in) operating activities less capital expenditures, adjusted for merger and integration expense, severance and other expense (income) and other adjustments. Adjusted free cash flow margin is defined as adjusted free cash flow divided by total revenue, expressed as a percentage.

The Company defines adjusted net income (loss) as net income (loss) before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net income (loss) per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Total revenue	$367,573	$382,127	$390,872
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(297,614)	(286,558)	(305,492)
General and administrative expense, excluding depreciation and amortization expense	(17,894)	(19,186)	(21,814)
Depreciation and amortization expense	(45,395)	(53,774)	(45,421)
Merger and integration expense	(288)	(861)	(1,740)
Severance and other expense	(3,226)	(9,952)	(6,082)
Total operating cost and expenses	(364,417)	(370,331)	(380,549)
Operating income	3,156	11,796	10,323
Other income, net	347	188	1,654
Interest and finance expense, net	(1,551)	(2,445)	(3,451)
Income before taxes and equity in income of joint ventures	1,952	9,539	8,526
Equity in income of joint ventures	3,231	3,838	3,706
Income before income taxes	5,183	13,377	12,232
Income tax (expense) benefits	(6,217)	(7,605)	1,716
Net (loss) income	$(1,034)	$5,772	$13,948

(Loss) earnings per common share:
Basic	$(0.01)	$0.05	$0.12
Diluted	$(0.01)	$0.05	$0.12
Weighted average common shares outstanding:
Basic	113,624,307	113,553,942	116,217,794
Diluted	113,624,307	115,143,267	116,929,082

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$170,738	$196,093
Restricted cash	35	1,380
Accounts receivable, net	492,189	477,026
Inventories	168,073	167,895
Income tax receivables	40,437	31,654
Other current assets	92,658	86,287
Total current assets	964,130	960,335

Property, plant and equipment, net	509,938	523,157
Investments in joint ventures	77,169	78,706
Intangible assets, net	240,499	251,329
Goodwill	348,558	348,558
Operating lease right-of-use assets	78,618	72,777
Non-current accounts receivable, net	7,432	7,432
Post-retirement benefits	1,502	-
Other non-current assets	17,056	17,141
Total assets	$2,244,902	$2,259,435

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$273,405	$268,588
Income tax liabilities	57,093	51,111
Finance lease liabilities	1,591	2,359
Operating lease liabilities	19,223	18,225
Other current liabilities	101,283	103,379
Total current liabilities	452,595	443,662

Long-term borrowings	79,065	79,065
Deferred tax liabilities, net	17,730	19,513
Post-retirement benefits	-	314
Non-current finance lease liabilities	12,831	12,762
Non-current operating lease liabilities	59,641	56,103
Uncertain tax positions	72,062	77,890
Other non-current liabilities	35,554	36,003
Total liabilities	729,478	725,312

Common stock	8,570	8,559
Treasury stock	(135,860)	(127,137)
Additional paid-in capital	2,101,285	2,110,177
Accumulated other comprehensive income	17,992	18,053
Accumulated deficit	(476,563)	(475,529)
Total stockholders’ equity	1,515,424	1,534,123
Total liabilities and stockholders’ equity	$2,244,902	$2,259,435

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net (loss) income	$(1,034)	$13,948
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	45,395	45,421
Equity in income of joint ventures	(3,231)	(3,706)
Stock-based compensation expense	7,274	6,968
Elimination of unrealized loss on sales to joint ventures	107	-
Deferred taxes	(1,784)	(12,934)
Unrealized foreign exchange loss (gain)	120	(1,209)
Changes in assets and liabilities:
Accounts receivable, net	(16,652)	37,828
Inventories	(177)	(5,026)
Other assets	(6,304)	(9,868)
Accounts payable and accrued liabilities	11,468	(38,370)
Other liabilities	(2,547)	13,391
Income taxes, net	(8,628)	(3,983)
Dividends received from joint ventures	4,662	-
Other	(3,385)	(951)
Net cash provided by operating activities	25,284	41,509

Cash flows from investing activities:
Capital expenditures	(25,764)	(33,112)
Net cash used in investing activities	(25,764)	(33,112)

Cash flows from financing activities:
Cash pledged for collateral deposits, net	-	(415)
Repurchase of common stock	(19,998)	(10,020)
Payment of withholding taxes on stock-based compensation plans	(4,880)	(2,588)
Repayment of financed insurance premium	-	(1,739)
Repayments of finance leases	(518)	(342)
Net cash used in financing activities	(25,396)	(15,104)

Effect of exchange rate changes on cash and cash equivalents	(824)	2,218
Net decrease to cash and cash equivalents and restricted cash	(26,700)	(4,489)
Cash and cash equivalents and restricted cash at beginning of period	197,473	184,663
Cash and cash equivalents and restricted cash at end of period	$170,773	$180,174

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$16,440	$15,105
Cash paid for interest, net	2,035	2,474
Change in accounts payable and accrued expenses related to capital expenditures	4,456	6,969

EXPRO GROUP HOLDINGS N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended
	March 31,		December 31,		March 31,
	2026		2025		2025
NLA	$128,183	34%	$130,305	34%	$134,278	34%
ESSA	113,919	31%	116,322	30%	112,373	29%
MENA	81,663	22%	92,985	24%	93,554	24%
APAC	43,808	12%	42,515	11%	50,667	13%
Total	$367,573	100%	$382,127	100%	$390,872	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended
	March 31,		December 31,		March 31,
	2026		2025		2025
NLA	$25,937	20%	$31,795	24%	$30,386	23%
ESSA	31,505	28%	40,039	34%	29,188	26%
MENA	23,567	29%	36,121	39%	34,168	37%
APAC	7,196	16%	6,952	16%	10,862	21%
Total Segment EBITDA	88,205		114,907		104,604
Corporate costs(4)	(28,527)		(30,372)		(32,082)
Equity in income of joint ventures	3,231		3,838		3,706
Adjusted EBITDA	$62,909	17%	$88,373	23%	$76,228	20%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments but are not attributable to a particular operating segment, including central product line management, research, engineering and development, logistics, sales and marketing, and health and safety.

Revenue by areas of capabilities:

	Three Months Ended
	March 31,		December 31,		March 31,
	2026		2025		2025
Well Construction	$122,605	33%	$126,263	33%	$130,413	33%
Well Management (1)	244,968	67%	255,864	67%	260,459	67%
Total	$367,573	100%	$382,127	100%	$390,872	100%

(1)	Well Management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Gross Profit, Contribution(1), Gross Margin and Contribution Margin(2):

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Total revenue	$367,573	$382,127	$390,872

Less: Cost of revenue, excluding depreciation and amortization	(297,614)	(286,558)	(305,492)
Less: Depreciation and amortization related to cost of revenue	(45,232)	(53,623)	(45,310)
Gross profit	24,727	41,946	40,070

Add: Indirect costs (included in cost of revenue)	67,477	70,239	70,026
Add: Stock-based compensation expenses	2,896	2,452	2,194
Add: Depreciation and amortization related to cost of revenue	45,232	53,623	45,310
Contribution	$140,332	$168,260	$157,600

Gross margin	7%	11%	10%

Contribution margin	38%	44%	40%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Total revenue	$367,573	$382,127	$390,872

Net (loss) income	$(1,034)	$5,772	$13,948

Income tax expense (benefits)	6,217	7,605	(1,716)
Depreciation and amortization expense	45,395	53,774	45,421
Severance and other expense	3,226	9,952	6,082
Merger and integration expense	288	861	1,740
Other income, net	(347)	(188)	(1,654)
Stock-based compensation expense	7,274	7,689	6,968
Foreign exchange loss	339	463	1,988
Interest and finance expense, net	1,551	2,445	3,451
Adjusted EBITDA	$62,909	$88,373	$76,228

Net (loss) income margin	(0)%	2%	4%

Adjusted EBITDA margin	17%	23%	20%

Free Cash Flow Reconciliation, Free Cash Flow Margin, Adjusted Free Cash Flow Reconciliation and Adjusted Free Cash Flow Margin:

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Total revenue	$367,573	$382,127	$390,872

Net cash provided by operating activities	$25,284	$57,071	$41,509
Less: Capital expenditures	(25,764)	(33,875)	(33,112)
Free cash flow	(480)	23,196	8,397

Operating cashflow margin	7%	15%	11%
Free cash flow margin	0%	6%	2%

Add: Merger and integration expense (1)	288	861	1,740
Add: Severance and other expense (1)	3,226	9,952	6,082
Less: Other non-cash adjustments	-	(5,600)	-
Adjusted free cash flow	$3,034	$28,409	$16,219

Adjusted free cash flow margin	1%	7%	4%

(1)	Expenses directly referenced on the condensed consolidated statements of operations.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income:

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Net (loss) income	$(1,034)	$5,772	$13,948
Adjustments:
Merger and integration expense	288	861	1,740
Severance and other expense	3,226	9,952	6,082
Stock-based compensation expense	7,274	7,689	6,968
Total adjustments, before taxes	10,788	18,502	14,790
Tax benefit	(58)	(93)	(65)
Total adjustments, net of taxes	10,730	18,409	14,725
Adjusted net income	$9,696	$24,181	$28,673

Reconciliation of Adjusted Net Income per Diluted Share:

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Net (loss) income	$(0.01)	$0.05	$0.12
Adjustments:
Merger and integration expense	0.00	0.01	0.01
Severance and other expense	0.03	0.09	0.05
Stock-based compensation expense	0.06	0.07	0.06
Total adjustments, before taxes	0.09	0.16	0.13
Tax benefit	(0.00)	(0.00)	(0.00)
Total adjustments, net of taxes	0.09	0.16	0.13
Adjusted net income	$0.09	$0.21	$0.25

As reported diluted weighted average common shares outstanding	113,624,307	115,143,267	116,929,082